UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2018

ONCOSEC MEDICAL INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54318	98-0573252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3565 General Atomics Court, Suite 100

San Diego, CA 92121-1107

24 North Main Street

Pennington, NJ 08534-2218

(Address of Principal Executive Offices)

(855) 662-6732

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act.

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[ ]	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On September 4, 2018, OncoSec Medical Incorporated (the “Company”) announced that it entered into a stock purchase agreement (the “Agreement”) with Alpha Holdings, Inc. (“Alpha Holdings”) on August 31, 2018, pursuant to which the Company agreed to issue and sell to Alpha Holdings shares of its common stock equal to an aggregate amount of up to $15,000,000 at a market purchase price of $1.50 per share (the “Shares”), which was the closing price of the Company’s common stock the day immediately before the Agreement was executed by the parties.

The Shares will be sold in two tranches, the first of such tranches to close in approximately 60 days and the second to close by December 15, 2018. The Agreement includes customary representations, warranties, closing conditions and covenants by the Company and Alpha Holdings, including a standstill agreement and limited pro-rata future participation rights subject to Alpha Holdings maintaining significant specified stock ownership levels. The Shares will also be subject to a lock-up period of six months following the respective purchase date of each tranche.

Alpha Holdings has the option to nominate an observer to the Board of Directors of the Company following the closing of the first tranche shares and has the option to nominate a director to the Board of Directors of the Company following the closing of the second tranche. Each nomination is subject to Alpha Holdings maintaining significant specified stock ownership levels in the Company.

The aggregate gross proceeds to the Company from the transaction are expected to be approximately $15,000,000, less expenses.

The summary of the Agreement set forth above does not purport to be complete and is subject to and qualified in its entirety by reference to the text of such agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated as of August 31, 2018, between OncoSec Medical Incorporated and Alpha Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOSEC MEDICAL INCORPORATED
(Registrant)

Date: September 4, 2018	By:	/s/ Daniel J. O’Connor
	Name:	Daniel J. O’Connor
	Title:	Chief Executive Officer and President